                                                                     EXHIBIT 4.2


THE CONVERTIBLE DEBENTURE OF SILVERADO FOODS, INC. ("ISSUER") REPRESENTED HEREBY HAS BEEN ISSUED PURSUANT TO REGULATION S, PROMULGATED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND HAVE NOT BEEN REGISTERED UNDER THE ACT OR ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO OR FOR THE ACCOUNT OF A "U.S. PERSON" (AS THAT TERM IS DEFINED IN REGULATION S) DURING THE PERIOD COMMENCING ON THE DATE HEREOF AND ENDING ON THE FORTIETH (40TH) DAY FOLLOWING THE DATE HEREOF (THE "RESTRICTED PERIOD"). THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY FIRST BE CONVERTED INTO COMMON STOCK OF THE ISSUER ON THE 45TH DAY AFTER THE DATE HEREOF. THE ISSUER WILL NOTIFY THE TRANSFER AGENT OF THE EXPIRATION OF SUCH RESTRICTED PERIOD.


                                                        $500,000

                             SILVERADO FOODS, INC.

                 8% CONVERTIBLE DEBENTURE DUE JANUARY 31, 1999

     THIS DEBENTURE, issued this 31st day of January, 1997, is one of a duly authorized issue of Debentures of Silverado Foods, Inc., a corporation duly organized and existing under the laws of the State of Oklahoma (the "Company"), designated as its 8% Convertible Debentures Due January 31, 1999, in an aggregate original principal amount not exceeding $1,500,000 (the "Debentures").

     FOR VALUE RECEIVED, the Company promises to pay to Infinity Emerging Opportunities, Limited, a Nevis West Indies corporation, the registered holder hereof (the "Holder"), the principal sum of Five Hundred Thousand Dollars ($500,000), on or prior to January 31, 1999 (the "Maturity Date"), and to pay interest on the principal sum outstanding from time to time on the last day of each March, June, September and December (each an "Interest Payment Date"), commencing March 31, 1997, up to and including the Maturity Date, at the rate of eight percent (8%) per annum, calculated based upon the actual number of days elapsed during any interest period in a year comprised of 360 days. Accrual of interest on this Debenture shall commence on the date of this Debenture and shall continue to accrue until the next Interest Payment Date. The interest so payable will be paid on each Interest Payment Date to the person in whose name this Debenture (or one or more predecessor Debentures) is registered on the records of the Company regarding registration and transfers of the Debentures (the "Debenture Register") on the first business day prior to such Interest Payment Date. All accrued and unpaid interest shall bear interest at the rate of 8% per annum from the date hereof until the date of payment. At the option of the Holder, interest may be paid in cash or in kind. If the Holder or the Company determines to receive or pay, as applicable, interest in kind, the same shall be added to the principal balance hereof on the Interest Payment Date on which such interest is payable as provided herein ("PIK Interest"). Any such election by the Company or the Holder may be effected by delivery of written notice to the other at least two (2) business days prior to the Interest Payment Date. All references to the principal balance or principal sum of this Debenture shall include any PIK Interest so added to the principal balance thereof. The principal of, and interest on, this Debenture are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts pursuant to the terms of the Transfer Agent Agreement (as hereafter defined). The Debenture Register shall represent the record of ownership and right to receive principal and interest on this Debenture. Interest and principal shall be payable only to the registered Holder as reflected in the Debenture Register. The right to receive principal and interest under this Debenture shall be transferable only through an appropriate entry in the Debenture Register as provided herein. The forwarding of such payment pursuant to the Transfer Agent Agreement shall constitute a payment of interest hereunder and shall satisfy and discharge the liability for principal and interest on this Debenture to the extent of the sum represented by such payment.


8% CONVERTIBLE DEBENTURE -Page 1

     This Debenture is subject to the following additional provisions:

1. Transfer Agent Agreement.  The Debenture shall be held by Continental Stock
   ------------------------
Transfer & Trust Company (the "Transfer Agent") for the benefit of the Holder, pursuant to the terms of a Transfer Agent Agreement (the "Transfer Agent Agreement") between the Company, the Holder and the Transfer Agent dated the date hereof. All payments of principal and interest hereunder shall be made to the Transfer Agent, for the benefit of the Holder, as contemplated by the Transfer Agent Agreement. The Transfer Agent shall maintain the Debenture Register for the Company, and record all transfers of the Debenture pursuant to the terms hereof and thereof.

2. Withholding. The Company shall be entitled to withhold from all payments of
   -----------
principal of, and interest on, this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments. The Holder shall pay any other taxes, charges, or levies in connection with the issuance or transfer thereof. The Holder agrees to provide the Company a Form W-8, a Certification Under Penalty of Perjury, or a certificate from a financial institution described in Section 871(h)(4)(B) of the Internal Revenue Code of 1986 demonstrating that the Holder is not a United States person.

3. Transfer. This Debenture has been issued subject to investment
   --------
representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the "Act"), including Regulation S promulgated thereunder. Any Holder of this Debenture, by acceptance hereof, agrees to the representations, warranties and covenants herein. Prior to due presentment to the Company for transfer of this Debenture, the Company and any agent of the Company and the Transfer Agent may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

4. Conversion.  The record Holders of this Debenture shall have conversion
   ----------
rights as follows (the "Conversion Rights"):

   (a)  Right to Convert.  The record Holder of this Debenture shall be
        ----------------
entitled, at the option of the Holder, to convert any or all of the aggregate principal amount of Debentures held by such Holder at any time commencing forty five (45) days after the date of this Debenture, in each case into that number of fully-paid and non-assessable shares of common stock, par value $.01 per share, of the Company (the "Common Stock") calculated in accordance with the following formula: Number of shares issued upon conversion = Principal/Conversion Price, where

 . Principal = The principal amount of the Debenture(s) to be converted (including any interest added thereto as provided in this Debenture).

 . Conversion Price = the lesser of (x) the Fixed Conversion Price (as defined below), or (y) the product of seventy percent (70%) multiplied by the average Closing Bid Price (as defined below) of the Company's Common Stock for the five
(5) trading days immediately preceding the Date of Conversion, as defined below (the "Floating Conversion Price"). For purposes hereof, the term "Closing Bid Price" shall mean the closing bid price of the Company's Common Stock as reported by the American Stock Exchange (or, if not reported by the American Stock Exchange, as reported by such other exchange or market where traded) For purposes hereof, the term "Fixed Conversion Price" shall equal Three Dollars and Twenty Five Cents ($3.25) per share, subject to adjustment pursuant to subsection (d) below.

   (b)  Mechanics of Conversion.  No fractional shares of Common Stock shall be
        -----------------------
issued upon conversion of this Debenture. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall pay cash to such Holder in an amount equal to such fraction multiplied by the Conversion Price then in effect. The Company shall also pay in cash to the Holder through the date of conversion all accrued and unpaid interest, unless the Holder has previously determined to receive PIK Interest for such sum. In order to convert all or a portion of this Debenture into shares of Common Stock, the Holder shall give written notice via facsimile to the Transfer Agent (with


8% CONVERTIBLE DEBENTURE -Page 2
a copy to the Company) of the portion of this Debenture it elects to so convert and a calculation of the number of shares of Common Stock to be issued upon conversion. Notwithstanding the foregoing, the conversion right of the Holder set forth above shall be limited, solely to the extent required, from time to time, such that in no instance shall the maximum number of shares of Common Stock which the Holder may receive in respect of any conversion of any portion of this Debenture exceed, at any one time, an amount equal to the remainder of
(i) 4.99% of the then issued and outstanding shares of Common Stock of the Company following such conversion, minus (ii) the number of shares of Common
                                   -----
Stock of the Company then owned (beneficially or of record) by the Holder (the "Limitation on Conversion"); provided, however, the Limitation on Conversion
                             --------  -------
shall not apply, and shall be of no further force or effect following the occurrence of any Event of Default described in Section 9 below and for which the Holder has provided written notice thereof and which is not cured within the greater of the applicable time period specified in either (I) such written notice of the Holder or (II) Section 9 below.

     The Company shall issue, and shall use its best efforts to cause the Transfer Agent to issue, within five (5) trading days after delivery to the Transfer Agent (with a copy to the Company) of a Notice of Conversion of the number of shares of Common Stock to which the Holder shall be entitled as aforesaid. The date on which Notice of Conversion is given, including notice by facsimile signature, shall be deemed to be the "Date of Conversion". The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Date of Conversion. If the shares of Common Stock issuable upon such conversion are not received by the Holder within five
(5) trading days after the Date of Conversion, the Notice of Conversion shall become, at the option of the Holder, null and void.

     Following conversion of this Debenture, or a portion thereof, the principal and, upon payment thereof in cash (unless the Holder determines to receive PIK Interest), the interest owed on that Debenture or portion of the Debenture so converted will be deemed paid in full and satisfied, and such Debenture or portion thereof will no longer be outstanding.

   (c)  Reservation of Stock Issuable Upon Conversion.  The Company shall at all
        ---------------------------------------------
times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Debentures, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Debentures; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Debentures, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

   (d)  Adjustment to Conversion Price.
        ------------------------------

        (i) If, prior to the conversion of all of the Debentures, (x) the number of outstanding shares of Common Stock is increased by a stock split, stock dividend or other similar event, or, (y) if the Company issues shares of Common Stock (or securities convertible into or exchangeable or exercisable for shares of Common Stock), other than in an Excluded Transaction (as hereafter defined), at a conversion, exchange or exercise price below the fair market value thereof (as determined based upon an average trading price of not more than 10 days preceding the issuance), then the Fixed Conversion Price shall be adjusted so as to be equal to an amount determined by multiplying the Fixed Conversion Price then in effect by a faction:

        (a) the numerator of which shall be (i) the number of shares of all classes of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock (or securities convertible into or exchangeable or exercisable for shares of Common Stock) plus (ii) the number of shares of Common Stock which the net aggregate consideration, if any, to be received by the Company for the total number of such additional shares of Common Stock (or securities convertible into or exchangeable or exercisable or shares of Common Stock) so issued (including any such consideration that would be payable on the subsequent issuance of Common Stock if such issuance is of securities convertible into or exchangeable or exercisable for shares of Common Stock) would purchase at the fair market value thereof

8% CONVERTIBLE DEBENTURE -Page 3
    in effect immediately prior to such issuance, and

        (b) the denominator of which shall be (i) the number of shares of all classes of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock (or securities convertible into or exchangeable or exercisable for shares of Common Stock) plus (ii) the number of such additional shares of Common Stock (including on the conversion, exchange or exercise of securities convertible into or exchangeable or exercisable for shares of Common Stock) to be so issued.

An Excluded Transaction means any issuance of shares of Common Stock (or securities convertible into or exchangeable or exercisable for shares of Common Stock) (i) pursuant to the acquisition by the Company of operating assets or stock of entities from other than affiliates of the Company to be owned and operated by the Company or a subsidiary of the Company following such acquisition; (ii) upon the exercise of the currently outstanding options and warrants listed in Schedule 2.4 of the Subscription Agreement (as hereafter defined); (iii) upon the exercise of options issued pursuant to the Silverado Foods, Inc. 1994 Stock Option Plan, and any amendments or substitutions thereof;
(iv) upon the exercise of the Common Stock Purchase Warrants issued pursuant to the Subscription Agreement (as hereafter defined); (v) upon the issuance of Common Stock pursuant to the Royalty Termination Agreement dated November 8, 1996, among the Company, Nonni's Inc., Steve Sirianni, Tim Soldati and Rich Martin; (vi) upon the conversion of the Company's 8.0% Convertible Debentures due December 31, 1998, in the original principal amount of $1,100,000; or (vii) upon the conversion of the Company's 9% Convertible Subordinated Notes in the original principal amount of $3,550,000.

        (ii) If, prior to the conversion of all of the Debentures at a time when conversion would be at the Floating Conversion Price, there is a stock split, stock dividend or other similar event which occurs during the five-day period utilized to compute the Conversion Price, then the Closing Bid Price used to compute the Conversion Price shall be appropriately adjusted to reflect, as deemed equitable and appropriate by the Company, such stock split, stock dividend or other similar event.

        (iii) No adjustment need be made if it would result in a change of less than 1% of the Conversion Price (whether the Fixed Conversion Price or the Floating Conversion Price). Any adjustments required to be made by this subsection shall be rounded up to the right to acquire the nearest whole number of shares of Common Stock.

5. No Prepayment.  The Company shall have no right to prepay this Debenture, in
   -------------
whole or in part, prior to the Maturity Date. Further, the Company shall not make any payment in cash of principal and interest on or with respect to Junior Note (as defined in the Subscription Agreement of Lawrence Field) until this Debenture shall have been paid in full (in cash or by conversion into shares of Common Stock).

6. No Impairment. Except as expressly provided herein, no provision of this
   -------------
Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture and all other Debentures now or hereafter issued of similar terms are direct obligations of the Company.

7. Protective Provisions.  This Debenture may not be amended without the prior
   ---------------------
written consent of the Holder hereof.

8. Costs and Expenses.   The Company agrees to pay all costs and expenses,
   ------------------
including reasonable attorneys' fees, which may be incurred by the Holder in collecting any amount due under this Debenture.

9. Events of Default; Remedies.    If one or more of the following described
   ---------------------------
"Events of Default" shall occur:


8% CONVERTIBLE DEBENTURE -Page 4

   (a) The Company shall default in the payment of principal or interest on this Debenture (or any other Debentures issued pursuant to the terms of the Subscription Agreement, and such failure shall continue uncured for one (1) day after notice from the Holder of such failure; or

   (b) Any of the representations or warranties made by the Company herein, in the Regulation S Securities Subscription Agreement, dated as of the date hereof relating to this Debenture (the "Subscription Agreement") or in any certificate or financial or other written statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Debenture or the Subscription Agreement shall be false or misleading in any material respect at the time made; or

   (c) The Company shall fail to perform or observe, in any material respect, any other covenant term, provision, condition, agreement or obligation of the Company under this Debenture, or under any of the other Debentures issued pursuant to the Subscription Agreement, or under any other documents executed and delivered in connection with the closing of the Subscription Agreement (including, without limitation, the failure to deliver shares of Common Stock upon conversion of all or any portion of this Debenture in accordance with the terms hereof), and such failure shall continue uncured for a period of seven (7) days after notice from Holder of such failure; or

   (d) The Company shall (1) become insolvent; (2) admit in writing its liability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (4) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or (5) adopt a plan of liquidation or dissolution; or

   (e) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointments; or

   (f) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within thirty (30) days thereafter; or

   (g) Any money judgment, writ or warrant of attachment, or similar process in excess of Two Hundred Thousand ($200,000) Dollars in the aggregate shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of thirty
(30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

   (h) Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company shall not be dismissed within sixty (60) days after such instruction or if the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or

   (i) The Common Stock shall (i) be delisted from the American Stock Exchange without being listed on another exchange or over-the-counter market within two
(2) days of such delisting, or (ii) cease to trade on an exchange or over-the-counter market for more than ten (10) successive trading days.

Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Debenture immediately due and payable, without presentment, demand protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and with expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.


8% CONVERTIBLE DEBENTURE -Page 5

10. Mergers, Consolidations, Etc.  The Company shall not consolidate or merge
    -----------------------------
into, or transfer all or substantially all of its assets to, any person, unless such person assumes the obligations of the Company under this Debenture and immediately after such transaction no Event of Default exists. Any reference of the Company shall refer to such surviving or transferee corporation and the obligations of the Company shall terminate upon such assumption. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock of the Company are entitled to receive stock, securities or property in respect of or in exchange for such Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee shall amend this Debenture to provide that it may thereafter be converted at the option of the Holder on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a Holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer. The Conversion Price shall be the same as the applicable Conversion Price defined in Section 4 above.

11. No Dividends.  For so long as the Debenture remains outstanding, the Company
    ------------
will not, without the prior consent of a majority of the Holders, make any distributions in cash to its holders of Common Stock, any preferred stock or with respect to the Junior Note of Lawrence Field.

12. Lost or Destroyed Debenture.  If this Debenture shall be mutilated, lost,
    ---------------------------
stolen or destroyed, the Company shall execute and deliver to the Transfer Agent, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership thereof, and indemnity, if requested, all reasonably satisfactory to the Company.

13. Sales in Compliance with Applicable Law.  Any Holder of this Debenture, by
    ---------------------------------------
acceptance hereof, agrees that such Holder will not offer, sell or otherwise dispose of this Debenture or the shares of Common Stock issuable upon exercise thereof except under circumstances which will not result in a violation of the Act.

14. Governing Law. This Debenture shall be governed by and construed in
    -------------
accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws. Any action brought to enforce, or otherwise arising out of this Debenture shall be heard and determined in either a federal or state court sitting in the State of Texas.

15. Business Day and Trading Day Definition. For purposes hereof, the term
    ---------------------------------------
"business day" shall mean any day on which banks are generally open for business in the State of New York, USA and excluding any Saturday and Sunday and a "trading day" shall mean any business day in which the American Stock Exchange or other automated quotation system or exchange on which the Common Stock is traded is open for trading for at least four (4) hours.

16. Notices. Any notice, demand or request required or permitted to be given by
    -------
either the Company or the Subscriber pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally, or by facsimile, addressed to the Company at 6846 South Canton, Ste. 110, Tulsa, Oklahoma 74136, Facsimile: 918/491-6290, Attn: President, or to the Subscriber at 27 Wellington Road, Cork, Ireland, Facsimile: 011-44-71-355-4975, Attn: James Loughran, with a copy to HW Finance Partners, L.P., 4000 Thanksgiving Tower, 1601 Elm Street, Dallas, Texas 75201, Facsimile: (214) 720-1662, Attn: Barrett Wissman, or such other addresses as a party may request by notifying the other in writing.

17. Waiver.  Any waiver by the Company or the Holder hereof of a breach of any
    ------
provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Company or the Holder hereof to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in

8% CONVERTIBLE DEBENTURE -Page 6
writing.

18. Unenforceable Provisions.  If any provision of this Debenture is invalid,
    ------------------------
illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

     IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by an officer thereof duly authorized.

                                        SILVERADO FOODS, INC.



                                        By:
                                           ------------------------------------
                                        Name:
                                             ----------------------------------
                                        Title:
                                              ---------------------------------


8% CONVERTIBLE DEBENTURE -Page 7

                                   EXHIBIT B


                           TRANSFER AGENT AGREEMENT

     THIS TRANSFER AGENT AGREEMENT (this "Agreement"), dated January __, 1997, between SILVERADO FOODS, an Oklahoma corporation (the "Company"), INFINITY EMERGING OPPORTUNITIES, LIMITED, a Nevis West Indies corporation ("Infinity"), FAIRWAY CAPITAL LIMITED, a Nevis West Indies corporation ("Fairway") and SEACREST CAPITAL LIMITED, a Nevis West Indies corporation ("Seacrest") (Infinity, Fairway and Seacrest being collectively being referred to as the "Holders") and Continental Stock Transfer & Trust Company (the "Transfer Agent").

                               R E C I T A L S:

     WHEREAS, pursuant to that certain Regulation S Securities Subscription Agreement dated the date hereof (the "Subscription Agreement") by and among the Company and the Holders, the Company agreed to issue to the Holders of Convertible Debentures (the "Convertible Debentures"), which are convertible, at the option of the Holders, into shares of common stock, par value $.01 per share, of the Company (the "Common Stock") (such shares issuable upon such conversion being referred to as the "Shares"); and

     WHEREAS, the Company and the Holders have agreed to enter into this Agreement with the Transfer Agent to (i) provide for a system of accounting for the Convertible Debentures and (ii) facilitate the conversion of the Convertible Debentures and issuance of the Shares associated therewith.

     NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

     1. CLOSINGS. The Transfer Agent hereby agrees to act as an escrow agent to facilitate the Closings as follows:

          (a) On the date hereof, the Holders shall wire transfer to an account designated by the Transfer Agent $1,500,000 in the aggregate (the "Purchase Price"), and the Company shall deliver to the Transfer Agent the Convertible Debentures in the names of the Holders and in the amounts as set forth on
Schedule 1 hereto; together with the Warrant(s) in the names of the holders as
----------
contemplated by the Subscription Agreement (the "Warrants").

          (b) Immediately following such deliveries, together with a delivery from the Company to the Transfer Agent of a fully executed copy of the Subscription Agreement, the Transfer Agent shall wire transfer (i) the Purchase Price less $25,000 (the "Expense
      ----

TRANSFER AGENT AGREEMENT - Page 1
(Silverado Foods, Inc.)

Reimbursement Fee"), to the Company pursuant to wire transaction instructions as provided by the Company and (ii) the Expense Reimbursement Fee to Infinity, care of HW Partners L.P., at the wire transfer account set forth on Schedule 2
                                                               ----------
attached hereto; and

          (c) The Transfer Agent shall deliver the Convertible Debentures and the Warrants to the Holders at the following address:

               c/o Infinity Investors Limited
               38 Hertford Street
               London, W1Y 7TG, England
               Attn:  James A. Loughran


Following the termination of the Restricted Period (as defined in the Subscription Agreement), the Holders shall direct Mr. Loughran to deliver the Convertible Debentures to the Transfer Agent at the address specified in Section 9 below, and the Transfer Agent shall thereafter hold the Convertible Debentures for the benefit of the Holders, as hereafter described.

     2. OWNERSHIP OF CONVERTIBLE DEBENTURES. Record and beneficial ownership of the Convertible Debentures shall remain in the name of the Holders (unless and until transferred pursuant to the terms thereof, with written notice thereof to the Transfer Agent). Any transfer or purported transfer of the Convertible Debentures (1) not made pursuant to the terms of the Convertible Debentures or
(2) not properly noticed to the Transfer Agent shall be null and void ab initio and shall not be given effect thereto by the Transfer Agent. The Transfer Agent shall not be required to acknowledge any transfer of the Convertible Debentures unless accompanied by written confirmation thereof from the Company and the Holders.

     3. PAYING AGENT. The Transfer Agent shall act as paying agent for the Convertible Debentures. Accordingly, all payments of interest or principal amounts required of the Company related to the Convertible Debentures shall be made to the Transfer Agent for the account and benefit of the holders of such Convertible Debentures as registered on the books of the Transfer Agent (each, a "Registered Holder"). Upon the receipt of any such payment of interest or principal amounts, in cash, the Transfer Agent shall promptly wire transfer such sum to the account of the Registered Holders as set forth on Schedule 2 attached
                                                             ----------
hereto.

     ALL OTHER REGISTERED HOLDERS
     ----------------------------

Such account as is reflected on the books of the Transfer Agent.

     4. ACCOUNTING AGENT. The Transfer Agent shall act as the accounting agent of the Company and the Registered Holders and shall establish and maintain an accounting ledger for the Convertible Debentures (the "Accounting Ledger"). The Transfer Agent shall credit (reduce) the outstanding balance of the Convertible Debentures by all (i) payments of principal and interest

TRANSFER AGENT AGREEMENT - Page 2
(Silverado Foods, Inc.)

in cash made by the Company to the Transfer Agent as paying agent as required pursuant to Section 3 above, and (ii) by the appropriate amount upon delivery of Shares to the applicable Registered Holder following receipt of a Notice of Conversion (as defined in Section 5 below).

     5.   ISSUANCE OF CONVERTED SHARES.

          (a) Consistent with Section 4(b) of each Convertible Debenture, in order to convert all or a portion of a Convertible Debenture into shares of Common Stock of the Company (the "Shares"), a Registered Holder shall deliver written notice (each, a "Notice of Conversion") to the Transfer Agent of the portion of the Convertible Debenture it elects to so convert and a calculation of the number of Shares to be issued upon such conversion. Upon receipt by the Transfer Agent of any such Notice of Conversion (including receipt via facsimile) from any Registered Holder, the Transfer Agent shall immediately deliver a copy thereof to the Company, via facsimile, requesting the Company to confirm the number of Shares to be issued to such Registered Holder, without restrictive legend, in connection therewith (provided the opinion described in Section 5(d) below shall not have been withdrawn). The Company shall, upon receipt thereof, promptly confirm or dispute the number of Shares to be issued to the Registered Holder, providing written notice thereof via facsimile to the Transfer Agent and the Registered Holder (the "Company Notice"). In the event the Company confirms the number of Shares to be so issued, it shall, as part of the Company Notice, direct the Transfer Agent to issue such Shares, without restrictive legend, to the Registered Holder (provided the opinion described in Section 5(d) hereof shall not have been withdrawn). In the event the Company disputes the number of Shares to be so issued, the Company and the Registered Holder shall immediately, in good faith, seek to resolve such dispute. In the event the Company and the Registered Holder cannot resolve such dispute, each party reserves all rights and remedies against the other associated with such Notice of Conversion.

          (b) The Transfer Agent shall not be required to issue Shares unless and until receipt (including via facsimile) of written notice from either (i) the Company, confirming the number of Shares to be issued or (ii) the Registered Holder and the Company, setting forth the number of Shares to be issued.

          (c) Each time a payment of principal is recorded in the Accounting Ledger (whether by virtue or a cash payment or by virtue of a conversion into Shares), the Transfer Agent may, at its option, deliver the Convertible Debentures to the Company requiring the Company to reissue Convertible Debentures in the names of the Registered Holders with new principal balances reflecting such payment.

          (d) Contemporaneously herewith, the Company's legal counsel shall deliver to the Transfer Agent an opinion certifying that the certificates representing the Shares may be issued in the name of the Registered Holder, without restrictive legend, commencing after the Restricted Period. The Company may rely on such opinion until notified in writing to the contrary by such counsel.

TRANSFER AGENT AGREEMENT - Page 3
(Silverado Foods, Inc.)

     6. TERMINATION. This Agreement shall terminate promptly upon the earlier to occur of written demand by (i) the Company and all Registered Holders or (ii) no unpaid balance remains with respect to any of the Convertible Debentures. Notwithstanding the foregoing, the Transfer Agent may terminate its obligations under this Agreement at such time as the Transfer Agent no longer serves as the Transfer Agent for the Company's Common Stock, by delivery of written notice thereof to the Registered Holders and the Company. Upon delivery of such notice, the Transfer Agent shall deliver the original Convertible Debentures to Infinity, on behalf of all Registered Holders, together with a copy of the Accounting Ledger (with corresponding copy delivered to the Company). Immediately thereafter, Infinity and the Company shall, in good faith, attempt to establish an agreement similar to this Agreement with the Company's new stock transfer agent.

     7. FEES. The Company hereby agrees to pay the Transfer Agent for all services rendered hereunder.

     8. NOTICES. Any notice or demand to be given or that may be given under this Agreement shall be in writing and shall be (a) delivered by hand, or (b) delivered through or by expedited mail or package service, or (c) transmitted by telecopy, in each case with personal delivery acknowledged, addressed to the parties as follows:

          As to the Company:     Silverado Foods, Inc.
                                 6846 South Canton, Ste. 110
                                 Tulsa, Oklahoma 74136
                                 Fax: 918/491-6290
                                 Attn: President

          As to any Holder:      27 Wellington Road
                                 Cork, Ireland
                                 Telephone: 011-44-171-355-2051
                                 Fax: 011-44-171-355-4975
                                 Attn:  James Loughran

          With a copy to:        HW Partners, L.P.
                                 1601 Elm Street
                                 4000 Thanksgiving  Tower
                                 Dallas, Texas  75201
                                 Telephone:  214/720-1600
                                 Fax:  214/720-1662
                                 Attn:  Barrett Wissman

          As to any other        As set forth on the books of
          Registered Holder:     the Transfer Agent.


TRANSFER AGENT AGREEMENT - Page 4
(Silverado Foods, Inc.)

          As to the Transfer
          Agent:                 Continental Stock Transfer & Trust Company
                                 2 Broadway
                                 New York, New York 10004
                                 Fax: 212/509-5150
                                 Attn: Michael Nelson

     9. NONCONTRAVENTION. The Company agrees that it will not at any time take any action or undertake any activity that would in any way impede, restrict or limit the right and ability of the Registered Holders to convert the Convertible Debentures and receive Shares pursuant to the terms and provisions of this Agreement.

     10. INDEMNIFICATION. The Company and each Holder agree to severally indemnify and hold harmless the Transfer Agent, each officer, director, employee and agent of the Transfer Agent, and each person, if any, who controls the Transfer Agent within the meaning of the Securities Act of 1933, as amended (the "Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act") against any losses, claims, damages, or liabilities, joint or several, to which it, they or any of them, or such controlling person, may become subject, under the Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon the performance by the Transfer Agent of its duties pursuant to the Agreement; and will reimburse the Transfer Agent, and each officer, director, employee and agent of the Transfer Agent, and each such controlling person for any legal or other expenses reasonably incurred by it or any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company and each Holder will not be liable in any
--------  -------
case if such loss, claim, damage or liability arises out of or is based upon any action not taken in good faith, or any action or omission that constitutes gross negligence or willful misconduct.

     Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the Company or any Holder under this Section, notify in writing the Company or such Holder of the commencement thereof, and failure so to notify the Company or such Holder will relieve the Company or such Holder from any liability under this Section as to the particular item for which indemnification is then being sought but not from any other liability which it may have to any indemnified party. In case any such action is brought against any indemnified party, and it notifies the Company or such Holder of the commencement thereof, the Company or such Holder will be entitled to assume the defense thereof, with counsel who shall be to the reasonable satisfaction of such indemnified party. The Company or such Holder shall not be liable to any such indemnified party on account of any settlement of any claim of action effected without the consent of the Company or such Holder.

     11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of law rules

TRANSFER AGENT AGREEMENT - Page 5
(Silverado Foods, Inc.)

of such jurisdiction. Any action brought to enforce, or otherwise arising out of, this Agreement, shall be heard and determined in either a federal or state court sitting in the State of Texas.

     12. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, constitutes the full and entire understanding of the parties with respect to the subject matter hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged, or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

     13. COUNTERPARTS. This Agreement may be executed in one or more counterparts and by facsimile signature.



                            [Signature page follows]

TRANSFER AGENT AGREEMENT - Page 6
(Silverado Foods, Inc.)

     IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first above written.

                         SILVERADO FOODS, INC.


                         By:
                             ------------------------------------
                         Title:
                                ---------------------------------

                         INFINITY EMERGING OPPORTUNITIES, LIMITED


                         By:
                            --------------------------------------
                         Title:
                               -----------------------------------


                         SEACREST CAPITAL LIMITED


                         By:
                            --------------------------------------
                         Title:
                               -----------------------------------


                         FAIRWAY CAPITAL LIMITED


                         By:
                            --------------------------------------
                         Title:
                               -----------------------------------


                         CONTINENTAL STOCK TRANSFER
                         & TRUST COMPANY


                         By:
                            --------------------------------------
                         Title:
                               -----------------------------------



TRANSFER AGENT AGREEMENT - Page 7
(Silverado Foods, Inc.)

                                   EXHIBIT C

                          DEFINITION OF "U.S. PERSON"


Pursuant to Rule 902 (c), (o) and (p) of Regulation S, the terms "U.S. person" and "United States" are defined as follows:

          (o)  U.S. Person.
               -----------


          (1)  "U.S. person" means:

               (i)    Any natural person resident in the United States;

               (ii) Any partnership or corporation organized or incorporated under the laws of the United States;

               (iii) Any estate of which any executor or administrator is a U.S. person;

               (iv)   Any trust of which any trustee is a U.S. person;

               (v) Any agency or branch of a foreign entity located in the United States;

               (vi) Any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

               (vii) Any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized incorporated, or (if an individual) resident in the United States; and

               (viii) Any partnership or corporation if: (A) organized or incorporated under the laws of any foreign jurisdiction; and (B) formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act of 1933, as amended (the "Act") unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) of the Act) who are not natural persons, estates or trusts.

          (2) Notwithstanding paragraph (o)(1) of this rule, any discretionary account or similar account (other than an estate or trust) held for the benefit or account of a non-U.S. person by a dealer or other professional fiduciary organized, incorporated, or (if an individual) resident in the United States shall not be deemed a "U.S. person".

DEFINITION OF "U.S. PERSON" - Page 1

          (3) Notwithstanding paragraph (o)(1), any estate of which any professional fiduciary acting as executor or administrator is a U.S. person shall not be deemed a U.S. person if:

               (i) An executor or administrator of the estate who is not a U.S. person has sole or shared investment discretion with respect to the assets of the estate; and

               (ii)   The estate is governed by foreign law.

          (4) Notwithstanding paragraph (o)(1), any trust of which any professional fiduciary acting as trustee is a U.S. person shall not be deemed a U.S. person if a trustee who is not a U.S. person has sole or shared investment discretion with respect to the trust assets, and no beneficiary of the trust (and no settlor if the trust is revocable) is a U.S. person.

          (5) Notwithstanding paragraph (o)(1), an employee benefit plan established and administered in accordance with the law of a country other than the United States and customary practices and documentation of such country shall not be deemed a U.S. person.

          (6) Notwithstanding paragraph (o)(1), any agency or branch of a U.S. person located outside the United States shall not be deemed a "U.S. person" if:

               (i)    The agency or branch operates for valid business reasons;
and

               (ii) The agency or branch is engaged in the business of insurance or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located.

          (7) The International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the United Nations, and their agencies, affiliates and pension plans, and any other similar international organizations, their agencies, affiliates and pension plans shall not be deemed "U.S. persons".

     (p)  United States. "United States" means the United States of America, its
          -------------
territories and possessions, any State of the United States, and the District of Columbia.


DEFINITION OF "U.S. PERSON" - Page 2

                                   EXHIBIT D

                      DEFINITION OF "ACCREDITED INVESTOR"


Pursuant to Rule 501 (a) of Regulation D, the term "Accredited Investor" shall mean any person who comes within any of the following categories, or who the issuer reasonably believes comes within any of the following categories, at the time of the sale of the Securities to that person:

1. Any bank as defined in Section 3(a)(2) of the Securities Act of 1933, as amended (the "Act"), or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; any insurance company as defined in Section 2(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000, or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

2. Any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

3. Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

4. Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

5. Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000;


DEFINITION OF ACCREDITED INVESTOR - Page 1

6. Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

7. Any trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii); and

8.   Any entity in which all of the equity owners are accredited investors.


DEFINITION OF ACCREDITED INVESTOR - Page 2